Exhibit 99.2

AmerInst Insurance Group, Ltd. Windsor Place, 18 Queen Street P.O. Box HM 1601 Hamilton HM GX, BERMUDA Tel: (877) 483-1850 Fax: (877) 483-1864 www.amerinst.bm
September 17, 2007

Dear Shareholder:

SEMI-ANNUAL DIVIDEND

The Board of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) has declared the Company’s 45th consecutive dividend on September 17, 2007 to shareholders of record on August 31, 2007. We are pleased to enclose your semi-annual dividend check representing 45 cents per share. The board of directors currently expects that the next semi-annual dividend of 45 cents per share will occur during the first quarter of 2008.

OPERATIONS

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We recorded net income of $800,154 for the second quarter of 2007 compared to net income of $249,984 for the same period of 2006. We recorded net income of $638,777 for the six months ended June 30, 2007 compared to net income of $391,987 for the six months ended June 30, 2006. The results reflect a decrease in total losses and expenses, and improvement in net investment income, offset by a decrease of net premiums earned.

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Our net premiums earned for the second quarter of 2007 were $1,552,209 compared to $2,205,374 for the second quarter of 2006. Our net premiums earned for the first six months of 2007 were $3,786,257 compared to $4,255,031 for 2006. The decrease of our net premiums earned from 2006 to 2007 is due to an adjustment for premiums ceded to AmerInst in prior years.

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We recorded losses and loss adjustment expenses for the second quarter of 2007 of $1,106,670 compared to $1,680,651 for the second quarter of 2006. Our loss ratio for the second quarter of 2007 was 71.3%, compared to 76.2% for the same period of 2006. To determine total losses for the second quarter of 2007, we multiplied an estimated loss ratio of 70% times the sum of AICPA Professional Liability Insurance Plan and CAMICO net premiums earned, and have recorded additional reserves relating to the attorneys’ professional liability plan. We recorded losses and loss adjustment expenses of $2,697,330 for the six months ended June 30, 2007 compared to $3,165,523 for the six months ended June 30, 2006. The loss ratio represents our management’s current estimate of the effective loss rate selected in consultation with our independent consulting actuary.

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We recorded net investment income of $395,089 in the second quarter of 2007 compared to $352,236 for the same period of 2006, an increase of $42,853 or 12.2%. The primary reason for the increase was a general increase in the interest rates from 2006 to 2007, accompanied by a higher amount invested in 2007 compared to the same period of 2006. Annualized investment yield for the six months ended June 30, 2007 was approximately 2.8% as compared to 2.6% for the first six months of 2006. We realized capital gains of $920,843 during the six months ended June 30, 2007 compared to $965,202 in capital gains in the same period of 2006.

Protection for Generations of CPA Firms

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Policy acquisition costs continued at the contractual rate. Other operating and management expenses decreased from $532,690 in the second quarter of 2006 to $479,820 in the second quarter of 2007. We recorded operating and management expenses of $1,089,641 during the six months ended June 30, 2007 compared to $1,021,829 in the same period of 2006. The slight increase for the six months was primarily due to business development expenses incurred in 2007 compared to the same period of 2006.

All quarterly data is available in our Form 10-Q for the six months ended June 30, 2007. We urge you to read the entire filing located at http://www.AmerInst.bm/fiiings/AIGL-10-Q-06-30-2007.pdf, or call our shareholder relations department at 1-800-422-8141 to order a copy by mail.

OTHER INFORMATION

AmerInst plays a critical role in ensuring stability in the accountant’s professional liability insurance market. We believe that the value inherent in being a public company, subject to the regulatory standards and supervision by the SEC, far outweighs the increased costs associated with Sarbanes-Oxley compliance. AmerInst takes very seriously our obligation to future generations of CPAs, and has adopted a conservative investment philosophy intended to ensure that the Company operates with a strong capital foundation and can continue to fulfill its role for years to come.

OTHER NEWS

Periodically, the Company compares its performance relative to other reinsurance companies. According to a recent comparison, AmerInst’s operating performance and balance sheet ratios were ranked in the top quartile. The overall performance record of the Company also compares favorably to other reinsurers. Shareholders who originally invested $8.33 per share in 1987 have received more than their original investment back in full ($14.63 per share) and are continuing to benefit from the steady annual dividend payout and increases in the redemption value of their stock when they retire from CPA practice. This financial performance has resulted in an effective annual rate of return of approximately 10.9% from the inception of the Company based on the original per share purchase price of $8.33 paid by the original shareholders, and using an unaudited book value of $34.14 per share as of June 30, 2007.

Shareholder inquiries, requests for change of mailing or e-mail address, transfer, name change, and redemption of shares due to death, retirement or disability should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd. – Shareholder Services, P.O. Box 1330, Montpelier, VT 05601-1330, Tel: 1-800-422-8141/Fax: 802-229-6280, E-mail: AmerInst@vim.usarisk.com

AmerInst needs your up-to-date e-mail address and contact information. Please go to the website at http://www.AmerInst.bm and click on •»Contact Us to update your records. In 2005, we introduced a shareholder newsletter, “AmerInst Advisor”, to keep you abreast of the latest company reports.

Sincerely,

/s/ Irvin F. Diamond
Irvin F. Diamond, CPA Chairman